--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director         X   10% Owner
WOOLEY            JOHN            C.          SCHLOTZSKY'S, INC.                               ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                                               ------------------------------------
203 COLORADO STREET                                                        APRIL 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
AUSTIN           TEXAS             78701                                                         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       4/13/00       P               5,000      A      $6.625
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       4/14/00       P              10,000      A      $6.625     793,520           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                    1,142           I         BY SELF
                                                                                                                          AS TRUSTEE
                                                                                                                          FOR WOOLEY
                                                                                                                          TRUST
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
OPTION(1)                              $12.80      4/21/00    J(2)                        9,090      12/14/95  12/14/00
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $12.80      4/21/00    J(2)                        9,090      1/15/96   12/14/00
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $12.80      4/21/00    J(2)                       28,695      12/14/95  12/14/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375   4/21/00    J(2)                       16,667      02/12/99  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375   4/21/00    J(2)                       16,667      02/12/00  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375   4/21/00    J(2)                       16,666      02/12/01  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $22.095     4/21/00    J(2)                       50,000      02/12/99  05/29/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $22.095     4/21/00    J(2)                       50,000      02/12/00  05/29/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $22.095     4/21/00    J(2)                       50,000      02/12/01  05/29/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $23.93625   4/21/00    J(2)                       33,334      02/12/99  05/29/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $23.93625   4/21/00    J(2)                       33,334      02/12/00  05/29/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $23.93625   4/21/00    J(2)                       33,333      02/12/01  05/29/08
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
COMMON STOCK           9,090                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK           9,090                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          28,695                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          16,667                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          16,667                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          16,666                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          50,000                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          50,000                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          50,000                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          33,334                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          33,333                          -0-           D
------------------------------------------------------------------------------------------
COMMON STOCK          33,333                          -0-           D
------------------------------------------------------------------------------------------

Explanation of Responses:
(1)    OPTIONS REPORTED ON THIS FORM 4 REPRESENT OPTIONS TO PURCHASE COMMON STOCK.
(2)    OPTIONS RELINQUISHED BY MR. WOOLEY FOR CANCELLATION BY THE ISSUER.





                                                                                    /s/ John C. Wooley                   04-26-00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.20                                                        05/01/96  08/08/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.20                                                        05/01/97  08/08/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.20                                                        05/01/98  08/08/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.20                                                        05/01/99  08/08/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.20                                                        05/01/00  08/08/05
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375                                                     02/12/99  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375                                                     02/12/00  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $17.69375                                                     02/12/01  02/12/08
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $12.50                                                        12/14/99  12/14/09
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $12.50                                                        12/14/00  12/14/09
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $12.50                                                        12/14/01  12/14/09
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.00                                                        1/11/00   1/11/09
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.00                                                        1/11/01   1/11/09
------------------------------------------------------------------------------------------------------------------------
OPTION                                 $11.00                                                        1/11/02   1/11/09
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
COMMON STOCK           2,813                          2,813         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,813                          2,813         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,813                          2,813         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,813                          2,813         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,811                          2,811         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK           2,500                          2,500         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK             833                            833         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK             833                            833         I          (3)
------------------------------------------------------------------------------------------
COMMON STOCK             834                            834         I          (3)
------------------------------------------------------------------------------------------
Explanation of Responses:
(1)    OPTIONS REPORTED ON THIS FORM 4 REPRESENT OPTIONS TO PURCHASE COMMON STOCK.
(2)    OPTIONS RELINQUISHED BY MR. WOOLEY FOR CANCELLATION BY THE ISSUER.
(3)    OPTIONS OWNED AS SEPARATE PROPERTY BY SUSAN VINCENT, JOHN C. WOOLEY'S WIFE.
       JOHN C. WOOLEY DISCLAIMS BENEFICIAL OWNERSHIP OF THESE OPTIONS.




                                                                                            /s/ John C. Wooley           04-26-00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 3
                                                                                                                     SEC 1474 (7-97)